EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

Dated as of January 20, 2017

MISTRAL SPA HOLDINGS, LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Chief Executive Officer

MISTRAL CAPITAL MANAGEMENT, LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Managing Member

ANDREW R. HEYER

/s/ Andrew R. Heyer